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Exhibit 3.2

AMENDING AGREEMENT

        This Amending Agreement, dated as of December 19, 2012, amends the Underwriting Agreement, dated as of December 12, 2012 (the "Underwriting Agreement"), between Platinum Group Metals Ltd. and BMO Nesbitt Burns Inc., RBC Dominion Securities Inc., GMP Securities L.P., Raymond James Ltd., Stifel Nicolaus Canada Inc., CIBC World Markets Inc. and Cormark Securities Inc.

        Section 17 of the Underwriting Agreement is hereby amended by inserting the following sentence at the end of such section:

  "Notwithstanding anything to the contrary contained herein, the Underwriters' Expenses payable by the Corporation hereunder together with the Underwriting Fee shall not exceed 8.0% of the gross proceeds of the Offering."

[Signature Page Follows]

BMO NESBITT BURNS INC.		RBC DOMINION SECURITIES INC.
By:	/s/ JAMIE ROGERS Name: Jamie Rogers Title: Managing Director	By:	/s/ GAVIN ESKOWITZ Name: Gavin Eskowitz Title: MD
GMP SECURITIES L.P.		RAYMOND JAMES LTD.
By:	/s/ MARK WELLINGS Name: Mark Wellings Title: Managing Director, Investment Banking	By:	/s/ LON SHAVER Name: Lon Shaver Title: Senior Vice President
STIFEL NICOLAUS CANADA INC.		CIBC WORLD MARKETS INC.
By:	/s/ AMY FREEDMAN Name: Amy Freedman Title: Managing Director, ECM	By:	/s/ MATTHEW QUINLAN Name: Matthew Quinlan Title: Managing Director
CORMARK SECURITIES INC.
By:	/s/ JEFF KENNEDY Name: Jeff Kennedy Title: MD, Equity Capital Markets
PLATINUM GROUP METALS LTD.
By:	/s/ R. MICHAEL JONES Name: R. Michael Jones Title: President & CEO
By:	/s/ FRANK R. HALLAM Name: Frank R. Hallam Title: CFO

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  Exhibit 3.2